Exhibit 99.2

                    Southeastern Bank Financial Corporation

Post Office Box 15367                                          3530 Wheeler Road
Augusta, Georgia 30919-5367                               Augusta, Georgia 30909
Fax 706-481 -9869                                                   706-738-6990
                                February 1,2010

Dear Shareholder:

     By all accounts, 2009 was a very difficult year for Southeastern Bank Financial Corporation and both management and the Board of Directors are not pleased with our overall financial results. While we are not pleased with this performance, we readily acknowledge the past two years have presented the most unprecedented challenges to the banking industry we have ever experienced.

     These challenging times have required difficult decisions. Since late third quarter of 2008, the Company has been aggressively identifying and working to resolve problem loans, particularly those outside of our core Augusta market. As many other banks in Georgia continued to do the same thing, this has resulted in a significant decline in real estate values in the metro Atlanta, Athens and Savannah markets. During the fourth quarter, as the Company determined there was very little stabilization in these real estate values and many values continued to experience further deterioration, the Company adjusted its strategy and moved to be even more aggressive in liquidating problem assets. This strategy reduced the risk of further deterioration and converted nonearning assets into earning assets. While this more aggressive strategy resulted in larger losses in the short term, it strengthened the Company's position going forward.

     The Company removed $10.5 million in problem loans from our books and liquidated approximately $9.0 million on Other Real Estate Owned in the fourth quarter. As a result, the Company experienced a loss of $9.4 million for the fourth quarter and a loss of $8.0 million for the year 2009.

     By aggressively writing down and liquidating these problem assets, we have addressed the majority of our exposure to those markets and positioned the Company to return to profitability in 2010. Also, as a result of these actions, we have significantly improved the asset quality position of the Company. As examples, our non-performing assets to total assets dropped to 2.65%, our Allowance for Loan and Lease Losses increased to over $22.3 million and resulted in a ratio of Loan Loss Reserve to total loans of 2.38%. These numbers compare very favorably with our peer banks across the state.

     Notwithstanding all of this, the core earnings of the Company remain solid. Additionally, we continue to maintain a strong capital base (classified as "Well Capitalized by the FDIC), excellent liquidity and carry significant reserves for loan losses.

     We feel these actions in 2009 will allow the Company to continue to operate from a position of strength as we move through an economic environment that is hopefully improving, but remains unsettled. We stand by our philosophy to manage the Company for the long term and have the Company emerge from this economic environment even stronger and more secure. We assure you that we have created an aggressive yet prudent approach to return the Company to profitability in 2010 and in the process resume our historic performance.

     We remain grateful and appreciative of your support and confidence as a shareholder.

     Sincerely,

/s/ Robert W. Pollard, Jr.                /s/ R. Daniel Blanton
Robert W. Pollard, Jr.                    R. Daniel Blanton
Chairman of the Board                     President and Chief Executive Officer